SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2014

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events.

Stipulated Settlement

As previously disclosed, Corgenix Medical Corporation (the “Company”) and Stephen Gouze, Dennis Fusco, David Ludvigson, Brandon J. Price, Douglass T. Simpson, Robert Tutag, Dennis Walczewski, Centennial Medical Holdings, Inc. (the “Buyer”) and Centennial Integrated, Inc. are defendants in the consolidated action pending in the District Court of Washoe County, Nevada related to the Agreement and Plan of Merger dated August 27, 2014.  The parties entered into a Memorandum of Understanding on November 19, 2014, which was also previously disclosed.  On December 19, 2014, the parties, through their respective counsel, executed a stipulation of settlement (the “Stipulation”) and related documents formalizing an agreement to settle all of the cases.  The Stipulation was filed with the District Court, which entered an order preliminarily approving the proposed settlement and scheduling a hearing on February 19, 2015 for consideration of final approval.

Pursuant to the Stipulation and the District Court’s preliminary approval order, the Company is mailing copies of the Stipulation and a notice of proposed settlement to all record holders or beneficial owners of the Company’s common stock at any time during the period from and including March 11, 2014 through and including the effective date of the merger (the “Notice”). Any objections to the settlement must be filed in writing with the court by no later than February 5, 2015 in accordance with the Notice.

Closing of the Merger

The closing of the merger is expected to occur in the first quarter of calendar year 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2014	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer